Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Amendment to Certificate of Designation Before Issuance of Class or Series (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

Odyssey Marine Exploration, Inc.

2. The original class or series of stock set forth:

Series G 8% Convertible Preferred Stock

3. By a resolution of the board of directors the original class or series is amended as follows:

Section 4.1 is hereby amended by deleting the following parenthetical in its entirety:

“(assuming for this purpose that the Series G Preferred Stock were convertible immediately upon issuance as opposed to on or after April 15, 2011)”

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X	/s/ Michael J. Holmes
Signature of Officer Michael J. Holmes, Chief Financial Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Designation - Before
Revised: 3-6-09

EXHIBIT A

TO

AMENDMENT TO CERTIFICATE OF DESIGNATION

BEFORE ISSUANCE OF CLASS OR SERIES

ODYSSEY MARINE EXPLORATION, INC.

SERIES G 8% CONVERTIBLE PREFERRED STOCK

The Certificate of Designation of the Series G 8% Convertible Preferred Stock, par value $0.001 per share, of Odyssey Marine Exploration, Inc. is hereby amended as follows:

A. Section 4.1 is hereby amended by inserting the following at the end thereof:

“Notwithstanding the foregoing, no holder may exercise its right to vote any shares of Series G Preferred Stock hereunder to the extent such exercise would result in such holder having the right to vote in excess of 9.9% of the then issued and outstanding shares of Common Stock (calculated for this purpose assuming the exercise or conversion of all securities then held by such holder that are convertible into or exercisable for shares of Common Stock); provided, however, that upon a holder of shares of Series G Preferred Stock providing the Corporation with sixty-one (61) days written notice (a “Voting Rights Waiver Notice”) that such holder would like to waive this Section 4.1 with regard to the exercise of its right to vote any or all shares Series G Preferred Stock held by such holder, this Section 4.1 shall be of no force or effect with regard to those shares of Series G Preferred Stock referenced in the Voting Rights Waiver Notice.”

B. Section 5.8(a) is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“(a) No holder may convert any shares of Series G Preferred Stock hereunder to the extent such exercise would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.9% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of shares of Series G Preferred Stock held by such holder after application of this Section; provided, however, that upon a holder of shares of Series G Preferred Stock providing the Corporation with sixty-one (61) days written notice (a “Beneficial Ownership Waiver Notice”) that such holder would like to waive this Section 5.8(a) with regard to any or all shares of Common Stock issuable upon conversion of Series G Preferred Stock held by such holder, this Section 5.8(a) shall be of no force or effect with regard to those shares of Common Stock referenced in the Beneficial Ownership Waiver Notice.”